UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Newmont Corporation

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Newmont Corporation

Supplement to Proxy Statement for

2024 Annual Meeting of Stockholders

EXPLANATORY NOTE

This Proxy Statement Supplement (the “Supplement”) dated April 12, 2024, supplements the definitive proxy statement on Schedule 14A (the “2024 Proxy Statement”) filed by Newmont Corporation (“Newmont” or the “Company”) with the Securities and Exchange Commission on March 11, 2024, for use in connection with the annual meeting of stockholders to be held on April 24, 2024. This Supplement is being filed to expand and modify the disclosure on Non-Executive Chair of the Board compensation, under the heading “2024 Director Compensation Program” starting on page 44 of the 2024 Proxy Statement, in response to feedback received during our 2024 Proxy Statement engagement with stakeholders.

We firmly believe in the importance of offering competitive compensation to effectively attract and retain exemplary individuals to serve on our Board, including the Non-Executive Chair of the Board, who possess a rich spectrum of experience and a track record of tangible achievements best suited to oversee strategy and evaluate risk and performance for Newmont’s long-term success.

2023 Non-Executive Chair of the Board Compensation

The Corporate Governance and Nominating Committee (“CGN”) of the Board considers the Compensation Peer Group (as described on page 55 of the 2024 Proxy Statement, and referred to in this Supplement as the “Proxy Compensation Peer Group”) and CGN takes into account the remuneration within our direct International Mining Peer Group, which would also seek to attract director candidates with similar expertise in mining and high levels of achievement. This group is comprised of Agnico Eagle Mines Limited, Anglo American plc, AngloGold Ashanti plc, Barrick Gold Corporation, BHP Group Limited, Freeport-McMoRan Inc., Kinross Gold Corporation, Newcrest Mining Limited (prior to acquisition) and Rio Tinto Group (referred to in this Supplement as the “International Mining Peer Group”).

For the Non-Executive Chair of the Board position, deep expertise and experience is needed to drive strategy, oversight, and accountability at the Board level. Newmont recognizes the immense value Greg Boyce brings to our Company and its shareholders, given his extensive international background in the mining, energy, and minerals sectors, and prior Chair and CEO experience. The 2023 compensation for our Chair exceeds the median compensation within our Proxy Compensation Peer Group by approximately 22%, while it falls below the median of our International Mining Peer Group by 13%. The Chair Annual Retainer was last adjusted in 2021, when it was decreased from $300,000 to $280,000, with the prior value having been in place since 2015.

Greg Boyce's contributions throughout 2023 surpassed the customary expectations of Non-Executive Board Chairs due to his deep involvement in the negotiation and oversight of the successful completion of the transformational acquisition of Newcrest, which created the world’s leading gold company with robust copper production. The CGN determined that the total compensation for the Chair was appropriate, especially relative to Newmont’s industry peers in our International Mining Peer Group. This consideration underscores our commitment to ensuring that our Board maintains substantial experience within the mining sector. In addition to Greg Boyce’s extraordinary work in connection with complex strategic matters and as the Chair of the Board, he also serves as Chair of Corporate Governance and Nominating Committee, member of the Leadership Development and Compensation Committee (non-compensated), and Chair of the Executive Finance Committee (non-compensated).

2024 Non-Executive Chair of the Board Compensation

The CGN believes that the Chair’s compensation for 2023 was appropriate given that Newmont’s total Chair compensation has been generally stable over a 10+ year period and given Greg Boyce’s exceptional qualifications and impact throughout the year. However, based on feedback received during our 2024 Proxy Statement engagement with advisory firms and shareholders, the Senior Independent Director of the CGN led an executive session, without the Chair present, and reached a decision to decrease the Non-Executive Chair of the Board Annual Retainer from $280,000 to $175,000 for 2024. As described throughout our 2024 Proxy Statement, we view continuous engagement with our many stakeholders as critical to informing our plan designs and compensation values for both director compensation and executive compensation. The other components of Greg Boyce’s compensation remain in alignment with market and were not identified as an area of concern during our engagement with shareholders, and therefore no further changes were recommended to Greg Boyce’s compensation for 2024. Following the reduction of the Non-Executive Chair Annual Retainer by $105,000, total Chair compensation, including the retainers and stock award as described below, is aligned with the median of our Proxy Compensation Peer Group, and remains well below the median of our International Mining Peer Group.

Greg Boyce’s pay for 2024 will be as follows:

Component	2023 Compensation ($)	2024 Compensation ($)	Decrease from 2023 ($)	Decrease from 2024 (%)
director annual Retainer	$135,000	$135,000	$0	0%
Director Stock Award	$180,000	$180,000	$0	0%
Non-Exec Chair annual Retainer	$280,000	$175,000	-$105,000	-38%
Chair of CGN annual Retainer	$ 20,000	$ 20,000	$0	0%
Total	$615,000	$510,000	-$105,000	-17%

Compensation for all other Director positions remains in alignment with the median of our Proxy Compensation Peer Group, and therefore, no additional changes to the Director Compensation program were recommended for 2024. The CGN will review Director Compensation in 2025 as part of our annual cycle, considering updated peer benchmarking data, as well as reflecting on additional feedback received from our engagement with key stakeholders throughout 2024.

We strongly encourage our stockholders to vote “FOR” each of the twelve nominees for Director, as well as all proposals in accordance with the recommendation of our Board of Directors.

On behalf of the Board of Directors and Newmont’s Executive Leadership Team, we thank stockholders for their continued investment in Newmont Corporation.

Except as specifically provided by the addition above, this Supplement does not amend, revise or update any of the other information set forth in the 2024 Proxy Statement. This Supplement should be read in conjunction with the 2024 Proxy Statement. From and after the date of this Supplement, any references to the “2024 Proxy Statement” are to the 2024 Proxy Statement as supplemented hereby.